Exhibit 10.3

Addendum No. 1

This Addendum No. 1 dated the 31st day of July, shall amend that certain Agreement for Services (the “Agreement”) originally dated July 1, 2023, by and between ADAMANT DRI PROCESSING AND MINERALS GROUP (“ADMG”) AND GLOBAL PUBLIC STRATEGIES INC.(“GPS”), each of which is individually referred to as “Party” and collectively as the “Parties”.

Whereas subsequent to the signing of the Agreement the Parties hereto have agreed to amend Article 2 – Compensation in its entirety in order to clarify the intent of the terms of the Agreement. Article 2 – Compensation shall be struck in its entirety and replaced with amended language as set out herein.

Notwithstanding anything contained in the Agreement to the contrary, the provisions set forth below will be deemed to be a part of the Agreement and shall supersede any contrary provision in the Agreement. All references in the Agreement and in this Addendum shall be construed to mean the Agreement as amended and supplemented by this Addendum. Any inconsistency between the Agreement and this Addendum shall be resolved in favour of the provisions of this Addendum.

1.	Modification of the Agreement:

Article 2 – Compensation is replaced in its entirety with the following:

2.	Compensation. In consideration for the Services to be provided hereunder, GPS shall receive:

	a.	1,000,000 unregistered, restricted common shares of ADMG to be issued to Dr. Larry L. Eastland and/or his assigns as fully earned upon execution of this Agreement;

	b.	The following stock options for the purchase of unregistered, restricted shares of the Company’s common stock:

i.	1,000,000 five-year options to acquire common shares at $0.10 per share, which option shall be issued on the first anniversary of this Agreement as fully vested, provided GPS is still providing services to the Company;

ii.	1,000,000 five-year options to acquire common shares at $0.15 per share, which option shall be issued on the second anniversary of this Agreement as fully vested, provided GPS is still providing services to the Company;

iii.	1,000,000 five-year options to acquire common shares at $0.20 per share, which option shall be issued on the third anniversary of this Agreement as fully vested, provided GPS is still providing services to the Company;

iv.	1,000,000 five-year options to acquire common shares at $0.20 per share, which option shall be issued on the fourth anniversary of this Agreement as fully vested provided GPS is still providing services to the Company;;

2.	Effect to Amendment: Except as expressively modified in this Addendum, all terms, conditions and covenants set forth in the Agreement shall remain in full force and effect among the Parties.

3.	Amendment: This Addendum may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

4.	Governing Law: This Addendum shall be governed by and construed and enforced in accordance with the laws of the State of Idaho.

5.	Counterparts: This Addendum maybe executed in any number of counterparts, each of which shall be an original but all of which together, shall constitute one instrument. A facsimile or other electronic transmission of this signed Addendum shall be legal and binding on all parties hereto.

This Addendum No. 1 shall be appended to and form a part of the Agreement and shall become effective on July 31, 2023.

IN WITNESS WHEREOF, each of the undersigned has caused this Addendum No. 1 to be duly executed and delivered as of the date first noted above.

FOR: Adamant DRI Processing and Mineral Group

/s/ Nicholas A. Parks
BY:	Nicholas A. Parks
ITS:	CEO & Director

FOR: Global Public Strategies Inc.

/s/ Dr. Larry L. Eastland
BY:	Dr. Larry L. Eastland
ITS:	Managing Director